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Exhibit 99.d4

Primary No.        [No1]
[typegrant]

NON-QUALIFIED STOCK OPTION AGREEMENT
UNDER THE 1996 STOCK OPTION PLAN
OF MICROVISION, INC.

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
COVERING SECURITIES THAT HAVE BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933

To: «First» «Mid» «Last»

        You have been awarded an option to purchase the number of shares of common stock of Microvision, Inc. (the "Company") specified below (the "Option"). The Option has been granted pursuant to the Company's 1996 Stock Option Plan, as amended (the "Plan").

        The terms of the Option are summarized below. A complete description of the terms and conditions to which this Option is subject is set forth in the Plan, the terms of which are incorporated herein by reference. A copy of the Plan is attached as Exhibit A to the prospectus that we have enclosed with this Stock Option Agreement.

        Number of Shares.    You may purchase a maximum «Total Shares» shares of the Company's common stock (the "Shares") pursuant to this option, as and to the extent that the Option vests and becomes exercisable as set forth below; provided, however, that upon any exercise by you of this Option, you must purchase not less than 100 Shares (or the remaining Shares that have vested and become exercisable at the time of such exercise, if less than 100 Shares).

        Date Option Granted.    «grant».

        Term of This Option.    Unless sooner terminated, this option must be exercised on or before «Term1», as described more fully in the attached Exercise Schedule.

        Exercise Schedule and Prices.    This option shall vest and become exercisable according to, and at the exercise prices set forth in, the attached Exercise Schedule.

        How to Exercise.    To exercise this option in whole or in increments of not less than 100 shares, you must deliver to the Secretary of the Company, at least two full business days prior to the date on which you wish to exercise the option, a written notice of exercise and the exercise price, payable in cash or by bank certified or cashier's check, for the number of shares that you desire to purchase. A form of Notice of Exercise that you may use has been attached to this Agreement as Exhibit A. You must pay all applicable withholding taxes upon exercise of this option. At the Company's discretion, you also may pay the exercise price through irrevocable instructions to a stock broker to deliver the amount of sales proceeds necessary to pay the exercise price and applicable withholding tax in accordance with applicable governmental regulations.

        The Company also may require you to execute other documents as a condition to exercising this option. You should contact the Secretary in advance when you are considering an exercise of this option.

        Termination of Option.    In general, this Option shall expire and all rights hereunder shall cease and terminate on the tenth anniversary of the date of grant. The provisions of the Plan concerning termination of the Option, including termination of the Option in the event of termination of your employment relationship with the Company, or your death or disability, are set forth in Section 5.5 of the Plan.

        No Transfer of Option.    This option cannot be transferred, voluntarily or involuntarily, except by will or the applicable laws of descent and distribution.

        Certain Tax Matters.    This Option is a Non-Statutory Stock Option under the Plan and is not intended to qualify as an "Incentive Stock Option," as that term is defined in Section 422A of the Internal Revenue Code, as amended. The tax consequences relating to exercising this Option and selling the shares of stock issuable upon exercise are different than those applicable to an incentive stock option. The time at which you exercise this option or dispose of any shares so acquired may affect significantly your resultant tax burden. You are counseled to seek tax advice in this regard.

        Entire Agreement.    This Stock Option Agreement, including the Plan, constitutes ilthe entire agreement and understanding between you and the Company regarding the subject matter hereof. Except as permitted by this Stock Option Agreement and the Plan, no amendment of this Agreement or waiver of any provision of this Agreement or the Plan shall be valid unless in writing and duly executed by you and the Company. The failure of a party to enforce any of its rights against the other party for breach of any of the terms of this Agreement or the Plan shall not be construed as a waiver of such rights as to any continued or subsequent breach. If you choose to accept this Option, this Agreement shall be binding upon you and your heirs and successors.

        Please complete and sign the enclosed form titled "Election to Accept or Decline Stock Option" shown as Exhibit B indicating whether you accept or decline this option upon the terms set forth in the Plan and above. Return the original Election to the Company (Attention Options Desk).

Very truly yours,

MICROVISION, INC.

By
Richard A. Raisig, Chief Financial Officer

Exercise Schedule for «First» «mid» «Last»
Primary Grant No. «No1»

Secondary Grant No.	Number of Shares	Vesting Schedule	Exercise Price	Term of Option with Respect to Shares
«No1»	«Shares1»	«Vest1»	«price1»	«Term1»
«No2»	«Shares2»	«Vest2»	«price2»	«Term2»
«No3»	«Shares3»	«Vest3»	«price3»	«Term3»
«No4»	«Shares4»	«Vest4»	«price4»	«Term4»

Exhibit A

NOTICE OF EXERCISE OF NON-QUALIFIED STOCK OPTION

Date:

To:    MICROVISION, INC.

PART I—OPTIONS TO EXERCISE:

I hereby exercise the non-qualified stock option                                                         granted to me by Microvision, Inc. (the
                                                                               Secondary Grant Number (Primary if not avail.)
"Company") on                subject to all the terms and provisions thereof and of the              Stock Option Plan referred to
                            Grant Date                                                                                              Plan name
therein, and notify the Company of my desire to purchase                  shares of Common Stock of the Company at the exercise
                                                                                              # of shares
price of $                    per share, for an aggregate exercise price of $                    .
                  Exercise price                                                                             Total Exercise price

PART II—TRANSACTION TYPE:

Same Day Sale, or

Buy and hold (additional information required, see Assistant Controller/Options Desk)

PART III—SOURCE OF FUNDS:

I hereby deliver the full exercise price and all applicable withholding taxes with respect to this exercise as follows:

irrevocable instructions to a stock
broker to deliver the necessary sales proceeds all in accordance with applicable governmental regulations, or cashier's check, or

bank certified check, or

cash

PART IV—BROKER INFORMATION:

I authorize the following brokerage firm to speak with Microvision, Inc. on my behalf as necessary to execute this exercise:

Brokerage Firm:

Broker's Name:

Broker's Phone No.:

Broker's Fax No.:

Broker's DTC/DWAC#:

PART V—AUTHORIZATION:

I further agree to execute such other documents as the Company may request.

By:	Address:

Signature
Print Name:

Contact Phone No.:

Exhibit B

ELECTION TO ACCEPT OR DECLINE STOCK OPTION

Date:

To:    Microvision, Inc.

        I         ACCEPT         DECLINE (check one) the non-qualified stock option Primary No. «No1» granted to me on «Grant» pursuant to the 1996 Stock Option Plan of Microvision, Inc. (the "Plan") and as set forth in the Stock Option Agreement. I acknowledge that I have received and understand, and agree to, the terms of the Stock Option Agreement and the Plan.

Yours very truly,

«First» «Last» Optionee

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NON-QUALIFIED STOCK OPTION AGREEMENT UNDER THE 1996 STOCK OPTION PLAN OF MICROVISION, INC.
Exhibit A NOTICE OF EXERCISE OF NON-QUALIFIED STOCK OPTION